Exhibit 99.1
G&K SERVICES REPORTS FISCAL 2014 THIRD QUARTER RESULTS
Adjusted Operating Income from Continuing Operations Increases 17 Percent to $25 Million
Adjusted Operating Margin Expands 130 Basis Points to 11.1 Percent
Adjusted Earnings from Continuing Operations Grow to $0.73 Per Diluted Share

MINNEAPOLIS, MN, April 29, 2014 - G&K Services, Inc. (NASDAQ: GK) today reported operating results for the third quarter of its fiscal year 2014, which ended on March 29, 2014. Revenue from continuing operations grew by 3.4 percent to $225.0 million, up from $217.7 million in last year’s third quarter. Third quarter adjusted earnings from continuing operations grew 6 percent to $0.73 per diluted share, up from $0.69 per diluted share in the prior year period. Adjusted earnings in the quarter excluded a $0.26 per share charge related to the company’s expected withdrawal from four multi-employer pension plans (MEPPs), which will complete its withdrawal from all MEPPs in the United States. Adjusted earnings also excluded a $0.04 per share benefit from the previously announced change in estimated merchandise amortization lives. Including these items, the company reported earnings from continuing operations of $0.51 per diluted share (see reconciliation table for details).

“Our team delivered another quarter of strong operating results,” said Douglas A. Milroy, Chief Executive Officer. “We made continued progress on our 12+ Plan, with solid top-line growth, significant margin expansion, and improved return on invested capital.”

Income Statement Review
Third quarter revenue grew 3.4 percent to $225.0 million, compared to $217.7 million in the prior-year quarter. This excludes revenue from divested businesses, which are now classified as discontinued operations. The rental organic growth rate, which adjusts for the impact of currency exchange rate differences, acquisitions and divestitures, was 5.3 percent. The impact of a lower exchange rate for the Canadian dollar decreased revenue growth by 1.6 percent.

Third quarter adjusted operating income from continuing operations grew 17 percent to $25.0 million, compared to $21.4 million in the prior year quarter. Adjusted operating margin from continuing operations expanded to 11.1 percent, a 130 basis point increase from 9.8 percent in last year’s third quarter. The higher adjusted operating margin was driven by increased operating leverage from revenue growth, productivity improvements in rental operations, lower selling and administrative costs as a percentage of revenue, and improved gross margins from the recently restructured direct sale catalog business. These improvements were partially offset by higher health insurance expenses and the negative impact of severe winter weather. Third quarter adjusted operating income and operating margin from continuing operations excluded the previously mentioned charge related to the expected withdrawal from four MEPPs and the benefit from the change in estimated merchandise amortization lives. Including these items, operating income from continuing operations was $18.1 million and operating margin was 8.0 percent (see reconciliation table).

Interest expense in the quarter was $1.6 million, up from $1.1 million in the prior-year quarter, primarily due to a higher effective interest rate resulting from the company’s private placement debt issuance in April 2013, partially offset by lower total debt. The effective tax rate was 37.1 percent, compared to 32.7 percent in the third quarter last year. The lower tax rate in the prior year was largely due to the favorable resolution of an IRS audit. Third quarter diluted share count increased to 20.0 million, up from 19.4 million last year, primarily due to gains in the company’s stock price, which led to more stock option exercises.

Balance Sheet and Cash Flow
The company ended the third quarter with total debt, net of cash, of $125.5 million, and a debt to total capital ratio of 26.5 percent. Total stockholders’ equity at the end of the quarter was $485.1 million.

Cash provided by operating activities for the nine months ended March 29, 2014 was $42.5 million, compared to $82.6 million in fiscal 2013, which was a record year for cash flow. The lower operating cash flow was primarily due to higher federal tax payments, investments in in-service inventory to support growth, and increased accounts receivable. Capital expenditures for the first nine months of the fiscal year were $23.2 million, compared to $27.5 million in the prior year.

Fiscal year-to-date, G&K has returned $24.7 million of cash to shareholders through dividend payments and stock repurchases. Additionally, in a separate press release issued this morning, the company announced a $6.00 per share special cash dividend, which will be payable on June 6, 2014 to shareholders of record at the close of business on May 20, 2014.

Multi-Employer Pension Plans
G&K participates in a number of union sponsored, collectively bargained MEPPs. Over the past two years, the company successfully negotiated its withdrawal from the Central States Southeast and Southwest Areas Pension Fund and recorded an estimated withdrawal liability. This quarter, the company began negotiations to withdraw from four other MEPPs, for which it had not previously recorded any withdrawal liabilities. Based on progress in the negotiations, the company determined it is probable that it will withdraw from all of these MEPPs. Accordingly, this quarter the company recorded an after-tax charge of $5.1 million, or $0.26 per diluted share, for the estimated withdrawal liability related to these MEPPs and associated expenses. Upon withdrawing from these plans, the company will no longer participate in any MEPPs in the United States. Additional information will be available in the company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2014.

Outlook
Based on year to date results, the company now expects fiscal 2014 revenue in the range of $895 million to $900 million, narrowing its previous range of $890 million to $900 million. The company also narrowed its guidance for full year adjusted earnings from continuing operations to a range of $2.84 to $2.90 per diluted share, compared to its previous guidance of $2.80 to $2.90 per diluted share. This guidance excludes the benefit from the previously mentioned change in estimated merchandise amortization lives and the charges related to MEPP withdrawals.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at www.gkservices.com/investors. A replay of the call will be available on the company’s website through May 29, 2014.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013 and any subsequent filings with the U.S. Securities and Exchange Commission.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 170,000 customers from 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

All results reported in the tables below are only from our continuing operations

	Three Months Ended				Three Months Ended
	March 29, 2014				March 30, 2013
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$225,046	$18,074	$10,391	$0.51	$217,743	$21,352	$13,605	$0.69
Less: Change in merchandise amortization lives (2)	—	(1,270)	(806)	(0.04)	—	—	—	—
Add: Impact of pension withdrawal and associated expenses (1)	—	8,167	5,103	0.26
As Adjusted	$225,046	$24,971	$14,688	$0.73	$217,743	$21,352	$13,605	$0.69

	Nine Months Ended				Nine Months Ended
	March 29, 2014				March 30, 2013
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$671,188	$69,339	$40,344	$2.00	$646,607	$62,565	$37,977	$1.95
Less: Change in merchandise amortization lives (2)	—	(5,346)	(3,366)	(0.17)	—	—	—	—
Add: Impact of pension withdrawal and associated expenses (1)	—	9,854	6,151	0.31	—	—	—	—
As Adjusted	$671,188	$73,847	$43,129	$2.14	$646,607	$62,565	$37,977	$1.95

(1) In the first quarter of fiscal 2014, we increased our estimated liability associated with the withdrawal from the Central States Southeast and Southwest Areas Pension Fund, by $1,687. In the third quarter of fiscal 2014, we recorded $8,167 of expense related to the withdrawal from several other MEPPs.

(2) In the fourth quarter of fiscal 2013, we modified the estimated useful life of certain in-service inventory assets to better reflect the estimated periods in which the assets will remain in-service. This benefit was recorded in the cost of rental and direct sale line item. The estimated pretax benefit by quarter for the historical and future periods is as follows:

FY13 Q4 - $2,605 actual
FY14 Q1 - $2,273 actual
FY14 Q2 - $1,803 actual
FY14 Q3 - $1,270 actual
FY14 Q4 - $900
These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Return on Invested Capital
Return on invested capital (ROIC) is a non-GAAP financial measure and may not be defined and calculated by other companies in the same manner. The company uses ROIC as a measure of the effectiveness of its use of capital.
The company defines ROIC as adjusted net operating income from continuing operations after tax, divided by the sum of total debt less cash, plus stockholders’ equity. The company assumes an average effective income tax rate of 38.5 percent.
The following table provides a calculation of ROIC on a 3-month annualized basis, for the periods ending March 29, 2014 and March 30, 2013.

	For the Three Months Ended
(U.S. Dollars, in thousands)	March 29, 2014	March 30, 2013
Numerator:
Income from continuing operations as reported	$18,074	$21,352
Less: change in merchandise amortization lives	(1,270)	—
Add: Impact of pension withdrawal and associated expenses	8,167
Adjusted income from continuing operations	24,971	21,352
Income taxes at 38.5 percent	9,614	8,221
Adjusted income after tax from continuing operations	15,357	13,131
Annualized adjusted income after tax from continuing operations	$61,428	$52,524

Denominator:
Current maturities of long-term debt	$—	$23,804
Long-term debt	175,000	163,500
Total stockholders' equity	485,133	450,313
Less: cash and cash equivalents	(49,535)	(28,914)
Total capital	$610,598	$608,703

Return on invested capital	10.1%	8.6%

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Three Months Ended		For the Nine Months Ended
(U.S. Dollars, in thousands, except per share data)	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013

Rental and direct sale revenue	$225,046	$217,743	$671,188	$646,607

OPERATING EXPENSES
Cost of rental and direct sale	150,284	148,095	443,109	440,741
Pension withdrawal and associated expenses	8,167	—	9,854	—
Selling and administrative	48,521	48,296	148,886	143,301
Total operating expenses	206,972	196,391	601,849	584,042

INCOME FROM OPERATIONS	18,074	21,352	69,339	62,565
Interest expense	1,560	1,127	4,707	3,263
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	16,514	20,225	64,632	59,302
Provision for income taxes	6,123	6,620	24,288	21,325
NET INCOME FROM CONTINUING OPERATIONS	10,391	13,605	40,344	37,977
Net income (loss) from discontinued operations, net of tax	(181)	(23)	(8,393)	720
NET INCOME	$10,210	$13,582	$31,951	$38,697

EARNINGS PER COMMON SHARE
BASIC
From continuing operations	$0.52	$0.70	$2.04	$1.98
From discontinued operations	(0.01)	—	(0.43)	0.04
BASIC EARNINGS PER COMMON SHARE	$0.51	$0.70	$1.61	$2.02
DILUTED
From continuing operations	$0.51	$0.69	$2.00	$1.95
From discontinued operations	(0.01)	—	(0.42)	0.04
DILUTED EARNINGS PER COMMON SHARE	$0.50	$0.69	$1.58	$1.99

Earnings available to common stockholders:
Net income from continuing operations	$10,391	$13,605	$40,344	$37,977
Less: Income allocable to participating securities	(142)	(210)	(560)	(590)
Net income from continuing operations available to common stockholders	$10,249	$13,395	$39,784	$37,387

Weighted average number of shares outstanding, basic	19,657	19,053	19,545	18,858
Weighted average number of shares outstanding, diluted	19,996	19,430	19,924	19,159

Dividends declared per share	$0.270	$0.195	$0.810	$0.585

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Unaudited)
(U.S. Dollars, in thousands)	March 29, 2013	June 29, 2013
ASSETS
Current Assets
Cash and cash equivalents	$49,535	$38,590
Accounts receivable, net	93,542	90,989
Inventories, net	157,048	165,006
Other current assets	33,493	13,810
Total current assets	333,618	308,395

Property, Plant, Equipment, net	193,684	194,156
Goodwill	331,143	334,393
Other Assets	64,096	60,342
Total assets	$922,541	$897,286

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$36,519	$41,655
Accrued expenses and other current liabilities	67,030	81,902
Deferred income taxes	20,431	6,729
Current maturities of long-term debt	—	18
Total current liabilities	123,980	130,304

Long-Term Debt, net of Current Maturities	175,000	175,000
Deferred Income Taxes	22,239	19,894
Other Noncurrent Liabilities	116,189	105,080
Stockholders' Equity	485,133	467,008
Total liabilities and stockholders' equity	$922,541	$897,286

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Nine Months Ended
	March 29,	March 30,
(U.S. Dollars, in thousands)	2014	2013
Operating Activities:
Net income	$31,951	$38,697
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	23,152	24,150
Loss on sale of businesses	12,837	—
Pension withdrawal and associated expenses	9,854	—
Deferred income taxes	16,457	10,930
Share-based compensation	4,575	3,843
Changes in current operating items, exclusive of acquisitions and divestitures -
Accounts receivable	(8,565)	1,816
Inventories	(7,478)	12,865
Accounts payable	(4,154)	(1,758)
Other current assets and liabilities	(35,466)	(2,059)
Other	(621)	(5,884)
Net cash provided by operating activities	42,542	82,600
Investing Activities:
Capital expenditures	(23,172)	(27,513)
Divestiture (Acquisition) of businesses, net of cash	6,641	(18,663)
Net cash used for investing activities	(16,531)	(46,176)
Financing Activities:
Repayments of long-term debt	(18)	(196)
Repayments of revolving credit facilities, net	—	(30,725)
Cash dividends paid	(16,057)	(11,250)
Net Issuance of common stock, under stock option plans	8,582	15,905
Repurchase of common stock	(8,619)	—
Shares associated with tax withholdings under our equity incentive plans	(1,329)	(750)
Excess tax benefits of shared-based compensation	3,801	—
Net cash used for financing activities	(13,640)	(27,016)
Increase in Cash and Cash Equivalents	12,371	9,408
Effect of Exchange Rates on Cash	(1,426)	(98)

Cash and Cash Equivalents:
Beginning of period	38,590	19,604
End of period	$49,535	$28,914
CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com